UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: July 22, 2003
Date of Earliest Event Reported: Not Applicable

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission file number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

ITEM 12.      RESULTS OF OPERATION AND FINANCIAL CONDITION

     On July 22, 2003, Countrywide Financial Corporation issued a press release announcing information regarding its operations and financial condition for the quarter ended June 30, 2003.

      A copy of the press release is attached as an Exhibit. (Exhibit 99.7)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Dated: July 22, 2003	COUNTRYWIDE FINANCIAL CORPORATION

By: /S/ STANFORD L. KURLAND Stanford L. Kurland Executive Managing Director and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.7	Press Release issued by Countrywide Financial Corporation pertaining to its results of operations and financial condition for the quarter ended June 30, 2003.

Exhibit 99.7

NEWS	COUNTRYWIDE FINANCIAL

For Immediate Release	CONTACT:	Jennifer Sandefur Lisa Riordan (818) 225-3550

COUNTRYWIDE REPORTS RECORD SECOND QUARTER RESULTS

– Diluted EPS Reaches A Record $2.74 –

– 85 Percent Higher Than Prior Year Quarter –

– Board Increases Dividend To $0.14 Per Share –

– Annual Earnings Guidance For 2003 Increased To $13 - $15 Per Diluted Share –

CALABASAS, CA (July 22, 2003) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, announced results for the second quarter and six months ended June 30, 2003. Second quarter highlights include record breaking performance in the following key areas:

  Net earnings for the second quarter reached $383 million, a gain of 17 percent over the prior quarter’s record and more than double last year’s second quarter;
  Earnings per diluted share set a new benchmark of $2.74, an increase of 12 percent over the first quarter’s record of $2.44, and up 85 percent over the second quarter of 2002;
  Return on equity was 27 percent for the second quarter, up from 18 percent for the second quarter of 2002;
  Mortgage Banking pre-tax earnings of $402 million rose 77 percent over last year’s second quarter;
  Total fundings were $130 billion for the second quarter, advancing 209 percent over last year;
  The servicing portfolio surpassed $559 billion, an increase of more than $100 billion since the beginning of the year, with the future earnings potential of this large portfolio after the refinance boom enhanced by a historically low valuation of 92 basis points; and,
  The earnings contribution from Diversified Businesses continues to accelerate, reaching $219 million for the second quarter, up 29 percent from the $170 million earned during the first quarter and more than two-and-a-half times greater than the $78 million earned during the second quarter of 2002. The primary catalyst for this growth was the pre-tax earnings performance of the Capital Markets and Banking segments, which increased 20 percent and 55 percent, respectively, from the first quarter of 2003.

(more)

2-2-2

Highlights for the first six months of 2003 include:

  Net earnings were $709 million, almost double the $358 million earned for the six months of 2002 and 84 percent of last year’s full-year results;
  Diluted EPS reached a record $5.19, which represents an increase of 85 percent over the first half of 2002 and compares favorably to the $6.49 earned for the entire 2002 fiscal year;
  Mortgage Banking pre-tax earnings grew 81 percent over the first half of 2002 totaling $757 million; and,
  Earnings from Diversified Businesses totaled $389 million year-to-date, surpassing the $375 million earned for all of 2002.

“The second quarter of 2003 marks our ninth consecutive quarter of record earnings,” said Angelo R. Mozilo, Chairman, Chief Executive Officer and President. “A superior business model, strong operational capabilities and effective management again enabled Countrywide to capitalize on opportunities presented by the low rate environment. In addition, our results prove we have built an enterprise that truly leverages our core competencies in mortgage banking to support growth across our diversified business lines.

“Mortgage Banking results have been exceptional,” Mozilo continued. “Year-to-date total fundings were $233 billion, which compares favorably to $252 billion in fundings for all of calendar 2002. Thus far, Countrywide has funded nearly twice as many loans as have prepaid in 2003, thereby growing our servicing portfolio to $559 billion at the end of June. The current portfolio balance is nearly double the $282 billion portfolio we had at the end of November 2000, which was deemed to be the beginning of the refinance boom. Countrywide has been a decisive leader in market share growth in both originations and servicing during the refinance boom.

“Our MSR capitalization rate now stands at 92 basis points,” Mozilo explained. “This low valuation level bodes well for Servicing earnings performance after rates rise. Even if the entire $2.3 billion impairment reserve is recovered, the capitalization rate would still be below 140 basis points. While many features of the underlying portfolio stand out, such as a high servicing fee and low age, Countrywide’s slower prepayment speeds distinguish its portfolio from those of its competitors. As the industry leader in servicing growth, over 70 percent of our portfolio has been originated in the last 12 months. This has

(more)

3-3-3

driven our weighted average coupon on our portfolio of loans serviced for others down to 6.38 percent, compared to 7.26 percent one year ago. Other factors resulting in lower prepayment speeds for Countrywide are lower concentrations of ARM and jumbo loans and bulk-acquired servicing in our portfolio.

“Earnings from our Diversified Businesses continue to thrive, led by strong growth in the Capital Markets and Banking segments,” Mozilo reported. “By leveraging the Company’s expertise in mortgage banking, our diversified business activities have enabled us to broaden our portfolio of business activities, in-source revenues that would otherwise have been lost and expand our reach to third parties. Capital Markets’ earnings growth has been achieved through record trading volumes -- $1.5 trillion for the first six months of 2003 as compared to $839 billion for the first half of 2002. Similarly, the Banking segment’s earnings have been fueled by strong growth in Countrywide Bank’s assets, which exceeded $13 billion at quarter-end.

“The past two-and-a-half years have been a remarkable time for the mortgage industry and 2003 is on track to break all prior records, with forecasted industry origination volumes in the range of $3.3 to $3.7 trillion,” Mozilo stated. “By year-end 2003, we expect to achieve a 15 percent market share in loan originations and attain a $650 billion servicing portfolio. In our diversified business lines, we expect to surpass $2.5 trillion in Capital Markets trading volume and reach $17 billion in assets at Countrywide Bank.

“Management believes the Company will report diluted earnings per share within a range of $13 to $15 for calendar 2003,” said Mozilo. “Second half earnings are expected to be substantially higher than first half actual earnings of $5.19 per diluted share because the decline in Production earnings driven by higher rates should be more than offset by the increase in Servicing earnings.

“Production earnings are expected to decline in the second half, but should be stronger in the third quarter than the recent rise in rates may indicate,” Mozilo continued. “Third quarter fundings should benefit from a record-high beginning pipeline of $82 billion and higher than expected purchase and refinance applications since rates still remain relatively low. Approximately 50 percent of all outstanding mortgages are estimated to still be ‘in the money’ today which will fuel refinances. Reaching the apparent bottom in rates customarily inspires potential customers monitoring rates to finally lock in their commitment.

(more)

4-4-4

Application activity at Countrywide month-to-date in July remains strong, averaging $2.5 billion per day, compared to our all-time record of $3.2 billion last month. Third quarter margins should likewise benefit from refinance boom pricing levels, most of which is already locked in the existing pipeline. Funding levels and margins should moderate in the fourth quarter as the market shifts back to a purchase environment.

“Servicing earnings should increase substantially more than the decline in Production earnings because the net impairment of $1.5 billion experienced in the first half should not recur if rates are stable to rising from current levels,” Mozilo concluded. “This amount of net impairment reduced first half earnings by approximately $6.50 per diluted share. Other Diversification Businesses are expected to be flat to modestly declining in the second half compared to the first half.”

The Company outlined the following strategic factors that are expected to drive performance in a post-refinance boom period:

  The competitive environment should be more favorable than prior post-refinance booms:
o	The Federal Reserve has intentions to keep rates low.

o	Estimates for total 2004 originations are in excess of $2 trillion and purchase mortgages are expected to be over $1 trillion. These amounts are significantly higher than prior post-boom levels in 1995 and 2000.

o	Pricing behavior should be more rational because consolidation has empowered industry leaders. These industry leaders are large, publicly-traded companies that are closely regulated.

  Servicing earnings will increase dramatically:
o	The servicing portfolio now stands at $559 billion, having grown $107 billion during the first half of 2003.

o	The mortgage servicing rights capitalization rate is now at 92 basis points.

o	Servicing margins are expected to be 12-15 basis points after the refinance boom.

o	Quarterly servicing earnings improvement as compared to second quarter actual would be over $1 billion, assuming annualized margins of 15 basis points.

(more)

5-5-5

  Production operations are strategically well positioned:
o	Infrastructure downsizing will be facilitated by a more variable cost structure. The extensive use of temporary and contract personnel (over 3,800) and commission-incented sales personnel (over 6,300) are key factors.

o	Unlike previous refinance boom periods, the Company has grown its purchase market share during the current boom. The Company attributes this improved performance to fundamental changes made in its production business model, led by the establishment of a commissioned sales force. Continued purchase market share growth will moderate the decline in refinances.

  Bank earnings should increase significantly due to asset growth:
o	Bank total assets are now at $13 billion, up from $5 billion at December 31, 2002.

o	The regulator-approved business plan has a goal of $17 billion in total assets by December 31, 2003.

o	Banking segment earnings for the second quarter were $67 million, compared to $16 million for the comparable quarter last year.

  Other Diversification Businesses should contribute significantly to earnings.
o	Capital Markets – The Company’s securities broker-dealer has benefited from the low rate environment, but continuing market share growth and increasing activity with third parties should fortify post refinance boom performance.

o	Insurance – Insurance earnings grew during the second quarter to $37 million, which was up 51 percent over last year.

  Funding costs should be lower than during previous post refinance-boom periods because rates have been fixed on $14 billion of debt:
o	In the past, the Company funded its operations entirely with floating-rate debt which increased in cost as rates rose.

Countrywide’s Board of Directors increased the cash dividend to $0.14 per common share for the second quarter, payable September 2, 2003 to shareholders of record on August 14, 2003.

(more)

6-6-6

The earnings estimates, assumptions and considerations provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Production, Servicing, and Loan Closing Services, contributed 65 percent of consolidated pre-tax earnings for the second quarter. The Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans’ 448-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 29,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct subprime lender with 85 branches.

Production

Production sector margins remained strong at 100 basis points, up from 91 basis points in the second quarter of 2002. As a result, the Production sector generated a record $1.2 billion in pre-tax earnings for the second quarter, an increase of 227 percent over the second quarter of last year. Pre-tax earnings for the first half of 2003 reached $2.1 billion, comparing favorably to the $2.4 billion earned in all of 2002.

Servicing

The Servicing sector reflects the performance of the MSRs associated with Countrywide’s owned servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Production earnings, which typically perform best in lower rate environments. In declining rate environments, Production operations provide substantial incremental earnings to offset the impact of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Servicing sector to further mitigate this impairment. During the quarter, impairment of MSRs and other retained interests totaled $1.6 billion, partially offset by gains from the servicing hedge of $748 million. Coupled with normal amortization of the asset of $557 million, the Servicing sector sustained a pre-tax loss of $836 million during the second quarter. For the first six months of 2003, impairment of MSRs and other retained interests totaled $2.2 billion, amortization was $920 million, and the hedge gain was $754 million, which resulted in a pre-tax loss for the Servicing sector of $1.4 billion.

(more)

7-7-7

Loan Closing Services

Loan Closing Services are comprised of Countrywide’s LandSafe companies, which provide credit reports, appraisals, title reports and flood determinations. LandSafe companies continue to be important contributors to Mortgage Banking earnings, with pre-tax earnings reaching $29 million in the second quarter, more than double the $14 million earned during the second quarter last year. This performance was driven by a 118 percent increase in total units sold. For the first half of 2003, pre-tax earnings from this sector totaled $55 million, up 93 percent over the six months ended June 30, 2002. In addition to providing services to Countrywide’s production efforts, LandSafe continues to successfully expand its reach to third-party business partners to optimize its earnings potential. Today 31 percent of revenue is generated by external business, which compares to 27 percent one year ago.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global, and accounted for 35 percent of consolidated pre-tax earnings for the second quarter of 2003, up from 32 percent in the first quarter and 25 percent for the second quarter of 2002.

Capital Markets

The Capital Markets segment includes a securities broker-dealer, a broker of mortgage servicing rights, and a distressed-asset manager. Earnings performance within the segment is primarily driven by the broker-dealer, Countrywide Securities Corporation (CSC), whose earnings represented over 80 percent of Capital Markets’ total pre-tax earnings for the second quarter of 2003. Fueling the broker-dealer’s performance is the growth of its underwriting business and its securities trading volume. Securities trading volume reached $812 billion for the second quarter, doubling the $406 billion in trading volume achieved in the same period last year. Pre-tax earnings for the total Capital Markets segment in the second quarter were a record $115 million, over three times larger than the $38 million earned in last year’s comparable quarter. Additionally, for the first half of 2003, Capital Markets pre-tax earnings reached $211 million, which exceeds the $200 million earned in all of 2002.

Banking

The Banking segment includes the activities of Countrywide Bank, a division of Treasury Bank, N.A., and Countrywide Warehouse Lending, a provider of financing to smaller mortgage bankers. The Bank is able

(more)

8-8-8

to leverage synergies such as the servicing-related escrow balances, superior production capabilities, risk management and other intellectual capabilities at Countrywide Home Loans, Inc. Countrywide Bank is expected to provide portfolio lending capabilities and diversify funding sources, as well as enable the in-sourcing of certain bank-related services. At June 30, 2003, assets at Countrywide Bank reached $13 billion, as compared to $3 billion last year, and were comprised of approximately 30 percent of securities rated AA or better, 60 percent mortgage and home equity loans, and 10 percent cash and other assets. The Bank contributed 75 percent of the Banking segment’s total pre-tax earnings for the second quarter of 2003, up from 66 percent in the first quarter. Countrywide Warehouse Lending had average loans outstanding of $4.4 billion during the quarter, an increase of 492 percent from the second quarter of 2002. Overall, quarterly pre-tax earnings for the Banking segment were a record $67 million, increasing 315 percent from last year. Pre-tax earnings for the first half of 2003 reached $111 million, 32 percent more than the $84 million earned for all of calendar 2002.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and liability insurance; Balboa Reinsurance Company, a captive mortgage reinsurance company; and Countrywide Insurance Services, Inc. (CIS), a national insurance agency offering home-related insurance products. For the second quarter, net premiums earned were $137 million at Balboa Life & Casualty and $20 million at Balboa Reinsurance. This compares to $113 million and $20 million, respectively, for the second quarter of 2002. Pre-tax earnings for the Insurance segment were $37 million for the second quarter and $62 million year-to-date, up 51 percent and 28 percent, respectively, from the same periods a year ago.

Global

The principal component of the Global segment is Global Home Loans, the Company’s European joint venture, organized to process originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans with outstanding balances of approximately $95 billion. Other companies included in Global operations engage in property valuation and technology services.

(more)

9-9-9

Conference Call

The Company will host a live, telephonic management discussion of the quarter’s results today at 8:00AM EDT. The dial-in number for the conference call is (800) 230-1092 (U.S.) or (612) 338-1294 (International). The management discussion will be available for replay through midnight EDT on Tuesday, August 5, 2003. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 689723, respectively. An accompanying slide presentation is available on Countrywide’s website (www.countrywide.com), and can be accessed by clicking on “Investor Relations” on the website main page and clicking on the supporting slideshow text link for the Second Quarter, 2003 teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 500 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services in domestic and international markets. Mortgage banking businesses include loan production and servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, N.A., a banking entity offering customers CDs, money market accounts, and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; Countrywide Insurance Services, Inc., a national insurance agency offering home-related insurance products; and Global Home Loans, a European mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                                         Three Months Ended                         Six Months Ended
                                                              June 30,                                  June 30,
-------------------------------------------------- ------------------------------- -------- --------------------------------- ---------
(Amounts in thousands, except per-share data)          2003              2002      % Change      2003              2002       % Change
Revenues
  Gain on sale of loans and securities               $ 1,825,638        $ 619,533     195%     $ 3,269,642       $ 1,276,159      156%

  Interest income                                        805,167          527,434      53%       1,447,289         1,042,356       39%
  Interest expense                                     (509,127)        (341,994)      49%       (923,256)         (659,606)       40%
                                                                                   --------                                   ---------
-------------------------------------------------- -------------- -- -------------          --------------- -- --------------
       Net interest income                               296,040          185,440      60%         524,033           382,750       37%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------

  Loan servicing fees and other income from
retained interests                                       692,910          461,406      50%       1,296,169           930,318       39%
  Amortization of mortgage servicing rights            (557,274)        (244,259)     128%       (919,774)         (501,990)       83%
  Impairment of other retained interests             (1,551,847)        (697,227)     123%     (2,214,260)         (710,899)      211%
  Servicing hedge gains                                  748,081          462,409      62%         754,442           131,974      472%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------
       Net loan servicing fees and other income
  from retained interests                              (668,130)         (17,671)   3,681%     (1,083,423)         (150,597)      619%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------

  Net insurance premium earned                           156,616          132,832      18%         317,750           248,452       28%
  Commissions and other revenue                          128,496           77,292      66%         242,454           153,714       58%
                                                                                   --------                                   ---------
-------------------------------------------------- -------------- -- -------------          --------------- -- --------------
         Total revenues                                1,738,660          997,426      74%       3,270,456         1,910,478       71%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------

Expenses
  Compensation expenses                                  747,868          410,720      82%       1,402,990           802,149       75%
  Occupancy and other office expenses                    142,793           96,071      49%         270,335           190,518       42%
  Insurance claim expenses                                74,284           59,026      26%         152,380           109,583       39%
  Marketing expenses                                      25,461           23,885       7%          46,791            42,018       11%
  Other operating expenses                               126,932          102,450      24%         252,070           194,842       29%
                                                                                   --------                                   ---------
-------------------------------------------------- -------------- -- -------------          --------------- -- --------------
         Total expenses                                1,117,338          692,152      61%       2,124,566         1,339,110       59%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------

Earnings before income taxes                             621,322          305,274     104%       1,145,890           571,368      101%
  Provision for income taxes                             238,461          114,418     108%         436,738           212,953      105%
-------------------------------------------------- -------------- -- ------------- -------- --------------- -- -------------- ---------

 NET EARNINGS                                          $ 382,861        $ 190,856     101%       $ 709,152         $ 358,415       98%
================================================== ============== == ============= ======== =============== == ============== =========

Earnings per Share
  Basic                                                    $2.89            $1.54      88%           $5.45             $2.90       88%
  Diluted                                                  $2.74            $1.48      85%           $5.19             $2.80       85%

Weighted Average Shares Outstanding
  Basic                                                  132,516          124,029       7%         130,145           123,461        5%
  Diluted                                                139,887          129,308       8%         136,713           128,099        7%

(more)

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                       June 30,               December 31,
(Dollar amounts in thousands, except share data)                                         2003                     2002
-------------------------------------------------------------------------------- --------------------- -- ---------------------

Assets
Cash                                                                             $  707,228                  697,457

Mortgage loans and mortgage-backed securities held for sale                      35,719,076               15,025,617

Trading securities owned, at market value                                         5,509,904                5,983,841

Trading securities pledged as collateral, at market value                         4,794,250                2,708,879

Securities purchased under agreements to resell                                   7,477,648                5,997,368

Loans held for investment, net                                                   12,162,402               6,070,426

Investments in other financial instruments                                       14,141,818               10,901,915

Mortgage servicing rights, net                                                    4,654,664                5,384,933

Property, equipment and leasehold improvements, net                                 656,282                  576,688

Other assets                                                                      5,962,294                4,683,659
                                                                            --------------------- -- ---------------------

              Total assets                                                      $91,785,566               58,030,783
                                                                            ===================== == =====================

Liabilities and Shareholders' Equity
Notes payable                                                                   $35,002,545              $19,293,788

Securities sold under agreements to repurchase                                   28,778,720               22,634,839

Bank deposit liabilities                                                          8,050,772                3,114,271

Accounts payable and accrued liabilities                                         10,256,519               5,342,442

Income taxes payable                                                              2,301,714                1,984,310
                                                                            --------------------- -- ---------------------
             Total liabilities
                                                                                 84,390,270               52,369,650

Commitments and contingencies                                                              -                        -

Company-obligated mandatorily redeemable capital trust pass-
     through securities of subsidiary trusts holding solely Company

    guaranteed related subordinated debt                                          1,000,000                  500,000

Shareholders' equity
   Preferred stock - authorized, 1,500,000 shares of $0.05 par value;

     none issued and outstanding                                                          -                        -
   Common stock - authorized, 240,000,000 shares of $0.05 par value;
        issued and outstanding, 135,082,762 and 126,563,333

        shares at June 30, 2003 and  December 31, 2002, respectively                  6,754                    6,330

   Additional paid-in capital                                                     2,124,062                1,657,144

   Accumulated other comprehensive income                                           277,787                  186,799

   Retained earnings                                                              3,986,693                3,310,860
                                                                            --------------------- -- ---------------------

              Total shareholders' equity                                          6,395,296                5,161,133
                                                                            --------------------- -- ---------------------
              Total liabilities and shareholders' equity                        $91,785,566              $58,030,783
                                                                            ===================== == =====================

(more)

COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENT IN FINANCIAL INSTRUMENTS, LOANS HELD FOR INVESTMENT AND OTHER ASSETS (unaudited)

(Dollar amounts in thousands)

                                                                                    June 30,         December 31,
                                                                                      2003               2002           % Change
----- --------------------------------------------------------------------------- -------------- --- -------------- -- ------------
Investments in other financial instruments:

  Prime home equity line of credit senior securities                                 $6,069,212         $3,470,858             75%

  Servicing Hedge instruments:
    Derivative instruments                                                              783,701          1,592,550           (51%)

    Principal-only securities                                                           244,777         779,125              (69%)
                                                                                  -------------- --- -------------- -- ------------
          Total servicing hedge instruments                                           1,028,478          2,371,675           (57%)

  Other interests retained in securitization:
    Nonconforming interest-only and principal-only securities                           586,456            150,967            288%
    Prime home equity residual securities                                               454,115            437,060              4%
    Subprime AAA interest-only securities                                               451,207            522,985           (14%)
    Subprime residual securities                                                        324,728             71,251            356%
    Prime home equity line of credit transferor's interest                              266,781            233,658             14%
    Prime home equity AAA interest-only security                                         60,277            109,438           (45%)
    Other                                                                                76,985             78,241            (2%)
                                                                                  -------------- --- -------------- -- ------------
          Total other interests retained in securitization                            2,220,549          1,603,600             38%

  Insurance and banking segments' investments portfolios:
    Mortgage-backed securities                                                        4,605,751          3,204,737             44%
    U.S. Treasury securities and obligations of U.S. Government corporations and
agencies                                                                                214,668            247,470           (13%)
    Corporate securities                                                                  2,915              3,171            (8%)
    Other                                                                                   245                404           (39%)
                                                                                  -------------- --- -------------- -- ------------
          Total insurance and banking segment investments                             4,823,579          3,455,782             40%
                                                                                  -------------- --- -------------- -- ------------

                 Total investments in financial instruments                         $14,141,818        $10,901,915             30%
                                                                                  ============== === ============== == ============

Loans Held for Investment:
    Mortgage loans                                                                   $8,162,415         $2,245,419            264%
    Warehouse lending advances secured by mortgage loans                              3,098,269          2,159,289             43%
    Defaulted FHA-insured and VA-guaranteed loans repurchased from securities           949,898          1,707,767           (44%)
                                                                                  -------------- --- -------------- -- ------------
                                                                                     12,210,582          6,112,475
      Allowance for loan losses                                                        (48,180)           (42,049)             15%
                                                                                  -------------- --- -------------- -- ------------
                 Total loans held for investment                                    $12,162,402         $6,070,426            100%
                                                                                  ============== === ============== == ============

Other assets:
  Securities broker-dealer receivables                                              $ 2,999,392           $544,296            451%
  Reimbursable servicing advances                                                       658,026            647,284              2%
  Derivative margin accounts                                                            267,899            919,749           (71%)
  Receivables from sale of securities                                                   228,318          1,452,513           (84%)
  Investment in Federal Reserve Bank and Federal Home Loan Bank stock                   213,860             67,820            215%
  Capitalized software, net                                                             203,666            188,435              8%
  Interest receivable                                                                   201,155            141,148             43%
  Prepaid expenses                                                                      188,911            168,678             12%
  Federal funds sold                                                                    135,000            -                  100%
  Other assets                                                                          866,067            553,736             56%
                                                                                  -------------- --- -------------- -- ------------

                 Total other assets                                                 $ 5,962,294         $4,683,659             27%
                                                                                  ============== === ============== == ============

(more)

Countrywide Financial Corporation

SELECTED OPERATING DATA (unaudited)

(Dollar amounts in millions)

                                                                                      Three Months Ended                               Six Months Ended
                                                                                           June 30,                                        June 30,
                                                                                      2003           2002             % Change        2003          2002           % Change
------ ------------------------------------------------------------------------- --------------- -------------- --- ------------- ------------- -------------- -- ------------

Volume of loans produced                                                               $130,210        $42,130              209%      $232,613        $86,163        170%

Number of loans produced                                                                834,728        333,154              151%     1,516,893        672,569        126%

Loan closing services:  credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title
     orders, other title and escrow services and home inspections                     4,315,114      1,982,179              118%     7,568,697      3,961,041         91%

Capital markets securities trading volume (1)                                          $811,854       $405,640              100%    $1,451,891       $838,930         73%

Insurance
Net Premiums Earned
      Carrier                                                                              $137           $113               21%          $280           $213         31%
      Reinsurance                                                                           $20            $20               N/M           $38            $35          9%

                                                                                 June 30, 2003   June 30, 2002        % Change
------ ------------------------------------------------------------------------- --------------- -------------- --- -------------
Pipeline of loans-in-process                                                            $82,490        $23,390              253%
Loan servicing portfolio (2)                                                           $559,124       $374,832               49%
Number of loans serviced (2)                                                          4,587,387      3,495,727               31%

Assets held by Treasury Bank (in billions)                                                $13.1           $3.2              309%
  Includes trades with mortgage banking division.
  Includes warehoused loans and loans serviced under subservicing agreements.

(more)

Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                                Three Months Ended June 30, 2003
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------
                                               Mortgage Banking                                                      Diversified Businesses
                                 ---------------------------------------------     --------------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total          Insurance        Capital          Global        Banking          Other           Total           Grand Total
                                                          Services                                   Markets
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    ----------------

Gain on sale of loans and
securities                       $1,705,330      $61,112     $   - $1,766,442           $    -       $  51,026          $    -         $   21        $   8,149       $  59,196       $1,825,638

Net interest income                 206,591    (106,105)     (209)    100,277            8,261         113,822             126         73,593             (39)         195,763          296,040

Net loan servicing fees(1)                -    (688,782)         -  (688,782)                -            (42)          22,108            292          (1,706)          20,652        (668,130)
Net insurance premiums earned(2)          -            -         -          -          156,616               -               -              -                -         156,616          156,616

Commissions, fees & other (3)        16,560       16,152    62,585     95,297           18,387           3,765          25,794         23,118         (37,865)          33,199          128,496
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------
   Total revenues
                                  1,928,481    (717,623)    62,376  1,273,234          183,264         168,571          48,028         97,024         (31,461)         465,426        1,738,660

Expenses                            718,689      118,624    33,504    870,817          146,249          53,520          48,253         29,747         (31,248)         246,521        1,117,338
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

   Earnings before income taxes   $1,209,792   $(836,247)   $28,872   $402,417        $  37,015       $ 115,051        $  (225)       $ 67,277       $    (213)      $  218,905       $  621,322
                                 =========== ============ ======== ===========     ============    ============     ===========    ===========    =============   =============    =============

                                                                                                Three Months Ended June 30, 2002
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------
                                               Mortgage Banking                                                      Diversified Businesses
                                 ---------------------------------------------     --------------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total          Insurance        Capital          Global        Banking          Other           Total         Grand Total
                                                          Services                                   Markets
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

Gain on sale of loans and
securities                         $599,510      $27,914     $   -   $627,424           $    -      $ (12,011)         $   323        $   (7)        $   3,804     $   (7,891)       $  619,533

Net interest income                 126,163     (58,267)     (109)     67,787            8,966          87,387              78         19,649            1,573         117,653          185,440

Net loan servicing fees(1)                -     (27,750)         -   (27,750)                -             343          10,252              -            (516)          10,079         (17,671)
Net insurance premiums earned(2)          -            -         -          -          132,832               -               -              -                -         132,832          132,832

Commissions, fees & other (3)           857       14,914    33,844     49,615           15,091           2,842          13,083          5,481          (8,820)          27,677           77,292
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------
   Total revenues
                                    726,530     (43,189)    33,735    717,076          156,889          78,561          23,736         25,123          (3,959)         280,350          997,426

Expenses                            355,999      113,834    19,707    489,540          132,301          41,035          25,010          8,922          (4,656)         202,612          692,152
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

   Earnings before income taxes    $370,531   $(157,023)   $14,028   $227,536        $  24,588       $  37,526       $ (1,274)       $ 16,201         $    697       $  77,738       $  305,274
                                 =========== ============ ======== ===========     ============    ============     ===========    ===========    =============   =============    =============
  Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of MSRs and net servicing hedge.
  Consists of insurance premiums earned.
  Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

(more)

Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                                 Six Months Ended June 30, 2003
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------
                                               Mortgage Banking                                                      Diversified Businesses
                                 ---------------------------------------------     --------------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total          Insurance        Capital          Global        Banking          Other           Total         Grand Total
                                                          Services                                   Markets
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

Gain on sale of loans and
securities                       $3,027,590    $ 127,359    $ 113  $3,155,062           $    -       $  99,159          $    -        $   281        $  15,140      $  114,580       $3,269,642

Net interest income                 340,012    (181,757)    (518)     157,737           16,742         225,669             193        123,930            (238)         366,296          524,033

Net loan servicing fees(1)                -  (1,125,303)        -  (1,125,303)               -             106          44,024            292          (2,542)          41,880      (1,083,423)
Net insurance premiums earned(2)          -            -        -           -          317,750               -               -              -                -         317,750          317,750

Commissions, fees & other (3)        31,062       35,265  114,431     180,758           32,568           6,266          49,856         42,902         (69,896)          61,696          242,454
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------
   Total revenues
                                  3,398,664  (1,144,436)  114,026   2,368,254          367,060         331,200          94,073        167,405         (57,536)         902,202        3,270,456

Expenses                          1,306,453      245,985   59,171   1,611,609          305,287         120,037          88,502         56,795         (57,664)         512,957        2,124,566
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

   Earnings before income taxes  $2,092,211  $(1,390,421) $54,855    $756,645        $  61,773       $ 211,163        $  5,571        110,610         $    128      $  389,245       $1,145,890
                                 =========== ============ ======== ===========     ============    ============     ===========    ===========    =============   =============    =============

                                                                                                 Six Months Ended June 30, 2002
                                 ---------------------------------------------------------------------------------------------------------------------------------------------------------------
                                               Mortgage Banking                                                      Diversified Businesses
                                 ---------------------------------------------     --------------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total          Insurance        Capital          Global        Banking          Other           Total         Grand Total
                                                          Services                                   Markets
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

Gain on sale of loans and
securities                       $1,214,226    $  49,067    $   -  $1,263,293           $    -        $  4,444         $   651        $   (7)        $   7,778       $  12,866       $1,276,159

Net interest income                 291,046    (112,990)    (245)     177,811           17,031         152,960             147         31,672            3,129         204,939          382,750

Net loan servicing fees(1)                -    (170,235)        -   (170,235)                -             631          19,523              -            (516)          19,638        (150,597)
Net insurance premiums earned(2)          -            -        -           -          248,452               -               -              -                -         248,452          248,452

Commissions, fees & other (3)         4,075       31,613   69,071     104,759           28,076           5,155          23,580          9,648         (17,504)          48,955          153,714
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------
   Total revenues
                                  1,509,347    (202,545)   68,826   1,375,628          293,559         163,190          43,901         41,313          (7,113)         534,850        1,910,478

Expenses                            694,075      222,091   40,400     956,566          245,138          86,131          45,676         14,891          (9,292)         382,544        1,339,110
                                 ----------- ------------ -------- -----------     ------------    ------------     -----------    -----------    -------------   -------------    -------------

   Earnings before income taxes   $ 815,272   $ 424,636)  $28,426    $419,062        $  48,421       $  77,059       $ (1,775)       $ 26,422        $   2,179      $  152,306       $  571,368
                                 =========== ============ ======== ===========     ============    ============     ===========    ===========    =============   =============    =============
  Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on residual interests, net of amortization and impairment/recovery of MSRs and net servicing hedge.
  Consists of insurance premiums earned.
  Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.